EXHIBIT 99.1

For more information, contact:
Elda Rudd
724 Solutions
(805) 884-8303
erudd@724.com

724 Solutions Appoints Stephen Morrison as CFO & SVP Corporate Services

Santa Barbara, CA, (November 29, 2005) — 724 Solutions (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services today announced the appointment of Stephen Morrison as Chief Financial Officer and Senior Vice President Corporate Services, effective immediately.  Mr. Morrison will be replacing Glenn Barrett, who will be leaving 724 Solutions effective February 15, 2006, to spend more time with his family.

Mr. Morrison, a Certified Management Accountant with eleven years experience in global finance and corporate control, has been the company’s corporate controller for the past three years.  In March 2001, Mr. Morrison joined 724 Solutions in Hong Kong as Director of Finance for the Asia Pacific and EMEA regions.  Prior to joining 724 Solutions, he held positions in finance and strategic alliances at Emergis (formerly BCE Emergis).  Mr. Morrison holds an MBA from the Richard Ivey School of Business at the University of Western Ontario as well as an undergraduate degree in administrative and commercial studies from the University of Western Ontario.

“Stephen has been a key member of the Company’s finance team since 2001 and I look forward to working more closely with him and leveraging his global experience and corporate control expertise in this expanded role,” said John Sims, Chief Executive Officer of 724 Solutions.  “Glenn has reached a point in his life where he would like to spend more quality time with his family and on behalf of the Board of Directors, management team and employees, we wish him well and would like to thank him for his leadership during the past few years as we repositioned and restructured the Company.”

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators and virtual network operators to rapidly deploy flexible and open next generation IP-based network and data services.  The company’s solutions enable the Unwired Lifestyle TM, 724’s vision of how people will use mobile data services to enhance and enrich their professional and private lives with services relevant to their specific needs, with user communities preserved across generations of technology and with data services as reliable as voice.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.